Exhibit 99.1
The Travelers Companies, Inc.
485 Lexington Avenue
New York, NY 10017-2630
www.travelers.com
NYSE: TRV

Travelers Reports Record Net and Core Income per Diluted Share in Fourth Quarter 2019

Fourth Quarter Net Income per Diluted Share of $3.35, up 44%, and Return on Equity of 13.5%

Fourth Quarter Core Income per Diluted Share of $3.32, up 56%, and Core Return on Equity of 14.8%

Full Year Net Income of $2.622 billion, up 4%, and Return on Equity of 10.5%

Full Year Core Income of $2.537 billion, up 4%, and Core Return on Equity of 10.9%

•	Fourth quarter net income of $873 million and core income of $867 million.

•	Catastrophe losses of $85 million pre-tax decreased from $610 million pre-tax in the prior year quarter.

•	Fourth quarter consolidated combined ratio of 92.4% improved by 5.1 points; underlying combined ratio of 92.1%.

•	Fourth quarter net written premiums of $7.075 billion, up 6%; record full year net written premiums of $29.151 billion, up 5%; both periods reflect growth in all segments.

•	Fourth quarter renewal premium change in domestic Business Insurance of 7.8%, highest level since 2013.

•
Total capital returned to shareholders of $588 million, including $376 million of share repurchases. Full year total capital returned to shareholders of $2.396 billion, including $1.548 billion of share repurchases.

•	Book value per share of $101.55, up 17% from year-end 2018. Adjusted book value per share of $92.76, up 6% from year-end 2018.

•	Board of Directors declared quarterly dividend per share of $0.82.

New York, January 23, 2020 — The Travelers Companies, Inc. today reported net income of $873 million, or $3.35 per diluted share, for the quarter ended December 31, 2019, compared to $621 million, or $2.32 per diluted share, in the prior year quarter. Core income in the current quarter was $867 million, or $3.32 per diluted share, compared to $571 million, or $2.13 per diluted share, in the prior year quarter. Core income increased primarily due to significantly lower catastrophe losses, partially offset by lower net favorable prior year reserve development and a lower underlying underwriting gain (i.e., excluding net favorable prior year reserve development and catastrophe losses), in each case primarily due to the impact of an increasingly challenging tort environment. Net realized investment gains were $12 million pre-tax ($6 million after-tax), compared to $60 million pre-tax ($50 million after-tax) in the prior year quarter. Per diluted share amounts benefited from the impact of share repurchases.

Consolidated Highlights

($ in millions, except for per share amounts, and after-tax, except for premiums and revenues)	Three Months Ended December 31,				Twelve Months Ended December 31,
	2019	2018	Change		2019	2018	Change
Net written premiums	$7,075	$6,691	6%		$29,151	$27,708	5%

Total revenues	$8,063	$7,796	3		$31,581	$30,282	4
Net income	$873	$621	41		$2,622	$2,523	4
per diluted share	$3.35	$2.32	44		$9.92	$9.28	7
Core income	$867	$571	52		$2,537	$2,430	4
per diluted share	$3.32	$2.13	56		$9.60	$8.94	7
Diluted weighted average shares outstanding	259.0	266.0	(3)		262.3	269.8	(3)
Combined ratio	92.4%	97.5%	(5.1)	pts	96.5%	96.9%	(0.4)	pts
Underlying combined ratio	92.1%	91.1%	1.0	pts	93.2%	92.5%	0.7	pts
Return on equity	13.5%	10.9%	2.6	pts	10.5%	11.0%	(0.5)	pts
Core return on equity	14.8%	10.0%	4.8	pts	10.9%	10.7%	0.2	pts

	As of December 31,
	2019	2018	Change
Book value per share	$101.55	$86.84	17%
Adjusted book value per share	92.76	87.27	6%

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“We are pleased to report fourth quarter core income of $867 million and core return on equity of 14.8%,” said Alan Schnitzer, Chairman and Chief Executive Officer. “Our strong earnings and improved combined ratio of 92.4% benefited from lower catastrophe losses and the continued successful execution of our strategy to grow the top line at attractive returns while improving operating leverage. Earned premiums increased by 4% over the prior year quarter to a record $7.3 billion. Our expense ratio improved to 29.1%, lowering our full year expense ratio to 29.6%, a significant improvement from recent years. These improvements were partially offset by the impacts of ongoing challenges in the tort environment. Our high-quality investment portfolio continued to perform well, generating net investment income of $525 million after-tax. Our results, together with our strong balance sheet, enabled us to return $588 million of excess capital to shareholders this quarter, including $376 million of share repurchases. For the full year, we returned $2.4 billion of excess capital to shareholders, including more than $1.5 billion in share repurchases.

“Turning to the top line, we continue to be pleased with our marketplace execution. Net written premiums increased by 6% to a fourth quarter record of $7.1 billion, marking the twelfth consecutive quarter in which we generated premium growth in all three business segments. In an environment of elevated loss activity and persistently low interest rates, we were once again successful in achieving meaningful improvement in renewal premium change while maintaining high levels of retention. In domestic Business Insurance, renewal premium change was 7.8%, including renewal rate change of 5.1%, in both cases the highest levels since 2013, while retention remained very strong at 84%. In our domestic management liability business in Bond & Specialty Insurance, renewal premium change was 6.6%, the highest level since 2014, while retention remained historically high at 89%. In Personal Insurance, retention and new business remained strong in both Agency Auto and Agency Homeowners. In our Agency Homeowners business, renewal premium change increased to 7.4%, its highest level since 2014.

“In this more challenging tort and low interest rate environment, we generated full year core income in excess of $2.5 billion and core return on equity of 10.9%, demonstrating the strength and resilience of our franchise. We grew full year net written premiums by 5% to a record $29.2 billion and generated cash flow from operations of $5.2 billion, its highest level in more than a decade. Our performance enabled us to continue to make significant investments in support of our ambitious innovation agenda, while growing our investment portfolio and returning a substantial amount of capital to our shareholders. With our significant competitive advantages, including the best talent in the industry and deep experience in successfully managing our diversified business through a variety of market conditions, we remain well positioned to continue to deliver superior returns over time.”

Consolidated Results

	Three Months Ended December 31,						Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2019		2018		Change		2019		2018		Change
Underwriting gain:	$513		$135		$378		$833		$681		$152
Underwriting gain includes:
Net favorable (unfavorable) prior year reserve development	60		167		(107)		(60)		517		(577)
Catastrophes, net of reinsurance	(85)		(610)		525		(886)		(1,716)		830
Net investment income	616		630		(14)		2,468		2,474		(6)
Other income (expense), including interest expense	(67)		(79)		12		(276)		(308)		32
Core income before income taxes	1,062		686		376		3,025		2,847		178
Income tax expense	195		115		80		488		417		71
Core income	867		571		296		2,537		2,430		107
Net realized investment gains after income taxes	6		50		(44)		85		93		(8)
Net income	$873		$621		$252		$2,622		$2,523		$99

Combined ratio	92.4%		97.5%		(5.1)	pts	96.5%		96.9%		(0.4)	pts
Impact on combined ratio
Net (favorable) unfavorable prior year reserve development	(0.8)	pts	(2.4)	pts	1.6	pts	0.2	pts	(1.9)	pts	2.1	pts
Catastrophes, net of reinsurance	1.1	pts	8.8	pts	(7.7)	pts	3.1	pts	6.3	pts	(3.2)	pts
Underlying combined ratio	92.1%		91.1%		1.0	pts	93.2%		92.5%		0.7	pts

Net written premiums
Business Insurance	$3,703		$3,533		5%		$15,629		$14,956		4%
Bond & Specialty Insurance	714		657		9		2,739		2,528		8
Personal Insurance	2,658		2,501		6		10,783		10,224		5
Total	$7,075		$6,691		6%		$29,151		$27,708		5%

Fourth Quarter 2019 Results
(All comparisons vs. fourth quarter 2018, unless noted otherwise)

Net income of $873 million increased $252 million due to higher core income, partially offset by lower net realized investment gains. Core income of $867 million increased $296 million, primarily due to significantly lower catastrophe losses, partially offset by lower net favorable prior year reserve development and a lower underlying underwriting gain. The underlying underwriting gain benefited from higher business volumes.

Combined ratio:

•
The combined ratio of 92.4% decreased 5.1 points due to significantly lower catastrophe losses (7.7 points), partially offset by lower net favorable prior year reserve development (1.6 points) and a higher underlying combined ratio (1.0 points).

•	The underlying combined ratio of 92.1% increased 1.0 points. See below for further details by segment.

•
Net favorable prior year reserve development occurred in all segments. See below for further details by segment. Catastrophe losses primarily resulted from wind and hail storms in several regions of the United States and a wildfire in California.

Net investment income of $616 million pre-tax ($525 million after-tax) decreased 2%. Income from the fixed income investment portfolio increased due to a higher average level of fixed maturity investments, partially offset by slightly lower interest rates. Private equity partnership returns were lower than in the prior year quarter.

Net written premiums of $7.075 billion increased 6%. See below for further details by segment.

Full Year 2019 Results
(All comparisons vs. full year 2018, unless noted otherwise)

Net income of $2.622 billion increased $99 million due to higher core income. Core income of $2.537 billion increased by $107 million, primarily due to significantly lower catastrophe losses, partially offset by net unfavorable prior year reserve development in the current year compared to net favorable prior year reserve development in the prior year and a lower underlying underwriting gain. The underlying underwriting gain benefited from higher business volumes. Net realized investment gains of $113 million pre-tax were comparable with the prior year.

Combined ratio:

•
The combined ratio of 96.5% decreased 0.4 points due to significantly lower catastrophe losses (3.2 points), partially offset by net unfavorable prior year reserve development in the current year compared to net favorable prior year reserve development in the prior year (2.1 points) and a higher underlying combined ratio (0.7 points).

•	The underlying combined ratio of 93.2% increased 0.7 points. See below for further details by segment.

•
Net unfavorable prior year reserve development occurred in Business Insurance. Net favorable prior year reserve development occurred in Personal Insurance and Bond & Specialty Insurance. See below for further details by segment. Catastrophe losses included the fourth quarter events described above, as well as winter storms and wind storms in several regions of the United States and Hurricane Dorian in the first nine months of 2019.

Net investment income of $2.468 billion pre-tax ($2.097 billion after-tax) was comparable to the prior year. Income from the fixed income investment portfolio increased due to the impacts of a higher average level of fixed maturity investments and higher long-term and short-term interest rates. Private equity partnership and real estate partnership returns were strong but lower than in the prior year.

Record gross written premiums of $31.063 billion grew 6%. Record net written premiums of $29.151 billion increased 5%, reflecting growth in all segments. Growth in net written premiums was impacted by the Underlying Property Aggregate Catastrophe Excess-of-Loss Reinsurance Treaty entered into effective January 1, 2019 (“the new catastrophe reinsurance treaty”), the entire cost of which impacted net written premiums in the first quarter. Accordingly, the treaty did not impact net written premiums in the final three quarters of the year. See below for further details by segment.

Shareholders’ Equity

Shareholders’ equity of $25.943 billion increased 13% from year-end 2018, primarily due to the impact of lower interest rates on net unrealized investment gains (losses). Net unrealized investment gains included in shareholders’ equity were $2.853 billion pre-tax ($2.246 billion after-tax), compared to net unrealized investment losses of $137 million pre-tax ($113 million after-tax) at year-end 2018. Book value per share of $101.55 increased 17% from year-end 2018, also primarily due to the impact of lower interest rates on net unrealized investment gains (losses). Adjusted book value per share of $92.76, which excludes net unrealized investment gains (losses), increased 6% from year-end 2018.

The Company repurchased 2.9 million shares during the fourth quarter at an average price of $134.34 per share for a total cost of $376 million. Capacity remaining under the existing share repurchase authorization was $1.786 billion at the end of the quarter. Also at the end of the quarter, statutory capital and surplus was $21.330 billion, and the ratio of debt-to-capital was 20.2%. The ratio of debt-to-capital excluding after-tax net unrealized investment gains included in shareholders’ equity was 21.7%, within the Company’s target range of 15% to 25%.

The Board of Directors declared a quarterly dividend of $0.82 per share. The dividend is payable on March 31, 2020, to shareholders of record at the close of business on March 10, 2020.

Business Insurance Segment Financial Results

	Three Months Ended December 31,						Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2019		2018		Change		2019		2018		Change
Underwriting gain (loss):	$87		$7		$80		$(195)		$76		$(271)
Underwriting gain (loss) includes:
Net favorable (unfavorable) prior year reserve development	8		48		(40)		(258)		142		(400)
Catastrophes, net of reinsurance	(48)		(197)		149		(470)		(639)		169
Net investment income	451		465		(14)		1,816		1,833		(17)
Other income (expense)	—		(9)		9		(6)		(12)		6
Segment income before income taxes	538		463		75		1,615		1,897		(282)
Income tax expense	90		72		18		223		259		(36)
Segment income	$448		$391		$57		$1,392		$1,638		$(246)

Combined ratio	97.5%		99.4%		(1.9)	pts	100.9%		99.1%		1.8	pts
Impact on combined ratio
Net (favorable) unfavorable prior year reserve development	(0.2)	pts	(1.2)	pts	1.0	pts	1.7	pts	(1.0)	pts	2.7	pts
Catastrophes, net of reinsurance	1.3	pts	5.2	pts	(3.9)	pts	3.0	pts	4.4	pts	(1.4)	pts
Underlying combined ratio	96.4%		95.4%		1.0	pts	96.2%		95.7%		0.5	pts

Net written premiums by market
Domestic
Select Accounts	$675		$660		2%		$2,911		$2,828		3%
Middle Market	2,061		1,935		7		8,630		8,214		5
National Accounts	251		247		2		1,051		1,025		3
National Property and Other	437		422		4		1,965		1,805		9
Total Domestic	3,424		3,264		5		14,557		13,872		5
International	279		269		4		1,072		1,084		(1)
Total	$3,703		$3,533		5%		$15,629		$14,956		4%

Fourth Quarter 2019 Results
(All comparisons vs. fourth quarter 2018, unless noted otherwise)

Segment income for Business Insurance was $448 million after-tax, an increase of $57 million. Segment income increased primarily due to significantly lower catastrophe losses, partially offset by lower net favorable prior year reserve development and a lower underlying underwriting gain. The underlying underwriting gain benefited from higher business volumes.

Combined ratio:

•
The combined ratio of 97.5% decreased 1.9 points due to significantly lower catastrophe losses (3.9 points), partially offset by lower net favorable prior year reserve development (1.0 points) and a higher underlying combined ratio (1.0 points).

•
The underlying combined ratio of 96.4% increased 1.0 points, primarily driven by the impacts of (1) higher loss estimates in the general liability product line for primary and excess coverages and in the commercial automobile product line, including the current quarter impacts of higher loss estimates initially reflected in the first nine months of the year, and (2) a higher level of international loss activity, partially offset by (3) lower loss estimates in the workers' compensation product line due to the current quarter impacts of lower loss estimates initially reflected in the first nine months of the year and (4) a lower underwriting expense ratio. The underlying combined ratios in both the current and prior year quarters are elevated due to comparable impacts from the re-estimation of losses incurred in the first nine months of each year.

•	Net favorable prior year reserve development was primarily driven by the following:

•	Workers' compensation - better than expected loss experience in the segment's domestic operations for multiple accident years.

Largely offset by:

•	General liability - higher than expected loss experience in the segment's domestic operations for primary and excess coverages primarily for recent accident years; and

•	Commercial multi-peril - higher than expected loss experience in the segment's domestic operations primarily for recent accident years.

Net written premiums of $3.703 billion increased 5%, benefiting from continued strong retention and new business, as well as higher renewal premium change.

Full Year 2019 Results
(All comparisons vs. full year 2018, unless noted otherwise)

Segment income for Business Insurance was $1.392 billion after-tax, a decrease of $246 million. Segment income decreased primarily due to net unfavorable prior year reserve development in the current year compared to net favorable prior year reserve development in the prior year and a lower underlying underwriting gain, partially offset by lower catastrophe losses. The underlying underwriting gain benefited from higher business volumes.

Combined ratio:

•
The combined ratio of 100.9% increased 1.8 points due to net unfavorable prior year reserve development in the current year compared to net favorable prior year reserve development in the prior year (2.7 points) and a higher underlying combined ratio (0.5 points), partially offset by lower catastrophe losses (1.4 points).

•
The underlying combined ratio of 96.2% increased 0.5 points, primarily driven by the impacts of higher loss estimates in the general liability product line for primary and excess coverages and the commercial automobile product line, partially offset by a lower underwriting expense ratio.

•	Net unfavorable prior year reserve development was primarily driven by the following:

•
General liability (excluding asbestos and environmental) - higher than expected loss experience in the segment’s domestic operations for primary and excess coverages for multiple accident years, including the impact for accident years 2009 and prior related to the enactment of legislation by a number of states that extended the statute of limitations for childhood sexual molestation claims;

•	Commercial automobile - higher than expected loss experience in the segment's domestic operations for recent accident years;

•	Asbestos reserves - an increase of $220 million, primarily in the segment's domestic general liability product line;

•	Commercial multi-peril - higher than expected loss experience in the segment's domestic operations for recent accident years; and

•	Environmental reserves - an increase of $76 million, primarily in the segment's domestic general liability product line.

Partially offset by:

•	Workers' compensation - better than expected loss experience in the segment's domestic operations for multiple accident years; and

•	Commercial property - better than expected loss experience in the segment's domestic operations for recent accident years.

Gross written premiums of $17.151 billion grew 6%, benefiting from continued strong retention, higher renewal premium change and higher levels of new business. Net written premiums of $15.629 billion increased 4%. Growth in net written premiums was impacted by the new catastrophe reinsurance treaty.

Bond & Specialty Insurance Segment Financial Results

	Three Months Ended December 31,						Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2019		2018		Change		2019		2018		Change
Underwriting gain:	$142		$214		$(72)		$515		$740		$(225)
Underwriting gain includes:
Net favorable prior year reserve development	20		89		(69)		65		266		(201)
Catastrophes, net of reinsurance	(1)		(7)		6		(5)		(16)		11
Net investment income	60		61		(1)		233		233		—
Other income	5		5		—		21		18		3
Segment income before income taxes	207		280		(73)		769		991		(222)
Income tax expense	40		60		(20)		151		198		(47)
Segment income	$167		$220		$(53)		$618		$793		$(175)

Combined ratio	78.6%		64.8%		13.8	pts	79.5%		69.0%		10.5	pts
Impact on combined ratio
Net favorable prior year reserve development	(2.9)	pts	(14.4)	pts	11.5	pts	(2.5)	pts	(11.0)	pts	8.5	pts
Catastrophes, net of reinsurance	0.2	pts	1.1	pts	(0.9)	pts	0.2	pts	0.6	pts	(0.4)	pts
Underlying combined ratio	81.3%		78.1%		3.2	pts	81.8%		79.4%		2.4	pts

Net written premiums
Domestic
Management Liability	$411		$366		12%		$1,605		$1,455		10%
Surety	206		198		4		866		835		4
Total Domestic	617		564		9		2,471		2,290		8
International	97		93		4		268		238		13
Total	$714		$657		9%		$2,739		$2,528		8%

Fourth Quarter 2019 Results
(All comparisons vs. fourth quarter 2018, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $167 million after-tax, a decrease of $53 million. Segment income decreased primarily due to lower net favorable prior year reserve development. The underlying underwriting gain benefited from higher business volumes.

Combined ratio:

•
The combined ratio of 78.6% increased 13.8 points due to lower net favorable prior year reserve development (11.5 points) and a higher underlying combined ratio (3.2 points), partially offset by lower catastrophe losses (0.9 points).

•
The underlying combined ratio of 81.3% remained very strong. The increase of 3.2 points from the prior year quarter reflected higher loss estimates related to management liability coverages due to the current quarter impacts of higher loss estimates initially reflected in the first nine months of the year and a particular loss reflected in the current quarter, partially offset by lower surety loss estimates and a lower underwriting expense ratio.

•	Net favorable prior year reserve development was driven by better than expected loss experience in the domestic fidelity and surety product line for multiple accident years.

Net written premiums of $714 million increased 9%, reflecting continued strong retention, increased levels of renewal premium change and strong new business in management liability and continued strong surety production.

Full Year 2019 Results
(All comparisons vs. full year 2018, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $618 million after-tax, a decrease of $175 million. Segment income decreased primarily due to lower net favorable prior year reserve development and a lower underlying underwriting gain. The underlying underwriting gain benefited from higher business volumes.

Combined ratio:

•
The combined ratio of 79.5% increased 10.5 points due to lower net favorable prior year reserve development (8.5 points) and a higher underlying combined ratio (2.4 points), partially offset by lower catastrophe losses (0.4 points).

•	The underlying combined ratio of 81.8% remained very strong.

•
Net favorable prior year reserve development was driven by better than expected loss experience in the domestic general liability product line for management liability coverages and in the fidelity and surety product line for multiple accident years.

Net written premiums of $2.739 billion increased 8% and benefited from the same factors as discussed above for the fourth quarter 2019.

Personal Insurance Segment Financial Results

	Three Months Ended December 31,						Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2019		2018		Change		2019		2018		Change
Underwriting gain (loss):	$284		$(86)		$370		$513		$(135)		$648
Underwriting gain (loss) includes:
Net favorable prior year reserve development	32		30		2		133		109		24
Catastrophes, net of reinsurance	(36)		(406)		370		(411)		(1,061)		650
Net investment income	105		104		1		419		408		11
Other income	22		18		4		87		66		21
Segment income before income taxes	411		36		375		1,019		339		680
Income tax expense	84		4		80		195		42		153
Segment income	$327		$32		$295		$824		$297		$527

Combined ratio	88.5%		102.6%		(14.1)	pts	94.2%		100.6%		(6.4)	pts
Impact on combined ratio
Net favorable prior year reserve development	(1.2)	pts	(1.1)	pts	(0.1)	pts	(1.3)	pts	(1.1)	pts	(0.2)	pts
Catastrophes, net of reinsurance	1.3	pts	15.9	pts	(14.6)	pts	4.0	pts	10.7	pts	(6.7)	pts
Underlying combined ratio	88.4%		87.8%		0.6	pts	91.5%		91.0%		0.5	pts

Net written premiums
Domestic
Agency (1)
Automobile	$1,253		$1,226		2%		$5,124		$4,972		3%
Homeowners and Other	1,145		1,011		13		4,540		4,148		9
Total Agency	2,398		2,237		7		9,664		9,120		6
Direct to Consumer	99		97		2		412		396		4
Total Domestic	2,497		2,334		7		10,076		9,516		6
International	161		167		(4)		707		708		—
Total	$2,658		$2,501		6%		$10,783		$10,224		5%
 (1) Represents business sold through agents, brokers and other intermediaries, and excludes direct to consumer and international.

Fourth Quarter 2019 Results
(All comparisons vs. fourth quarter 2018, unless noted otherwise)

Segment income for Personal Insurance was $327 million after-tax, an increase of $295 million. Segment income increased primarily due to significantly lower catastrophe losses. The underlying underwriting gain benefited from higher business volumes.

Combined ratio:

•
The combined ratio of 88.5% decreased 14.1 points due to significantly lower catastrophe losses (14.6 points) and higher net favorable prior year reserve development (0.1 points), partially offset by a higher underlying combined ratio (0.6 points).

•	The underlying combined ratio of 88.4% increased 0.6 points, primarily reflecting a comparison to a low level of loss activity in the prior year quarter for Agency Automobile.

•	Net favorable prior year reserve development was driven by better than expected loss experience in the automobile product line and homeowners and other product line for multiple accident years.

Net written premiums of $2.658 billion increased 6%. Agency Automobile net written premiums increased 2%, driven by strong retention, renewal premium change of 3% and higher levels of new business. Agency Homeowners and Other net written premiums increased 13%, driven by strong retention, renewal premium change of 7% and higher levels of new business.

Full Year 2019 Results
(All comparisons vs. full year 2018, unless noted otherwise)

Segment income for Personal Insurance was $824 million after-tax, an increase of $527 million. Segment income increased primarily due to significantly lower catastrophe losses and higher net favorable prior year reserve development, partially offset by a lower underlying underwriting gain. The underlying underwriting gain benefited from higher business volumes.

Combined ratio:

•
The combined ratio of 94.2% improved 6.4 points due to significantly lower catastrophe losses (6.7 points) and higher net favorable prior year reserve development (0.2 points), partially offset by a higher underlying combined ratio (0.5 points).

•
The underlying combined ratio of 91.5% increased 0.5 points, primarily driven by the impacts of (1) higher non-catastrophe weather-related losses in Agency Homeowners and Other and (2) the new catastrophe reinsurance treaty, mostly impacting Agency Homeowners and Other, partially offset by (3) earned pricing that exceeded loss cost trends in Agency Automobile and (4) a lower underwriting expense ratio.

•	Net favorable prior year reserve development was driven by better than expected loss experience in the domestic automobile and homeowners and other product lines for recent accident years.

Gross written premiums of $10.981 billion grew 6%. Net written premiums of $10.783 billion increased 5%.

Agency Automobile gross written premiums of $5.154 billion grew 3%, driven by strong retention, renewal premium change of 4% and higher levels of new business. Net written premiums increased 3%.

Agency Homeowners and Other gross written premiums of $4.685 billion grew 11% driven by strong retention, renewal premium change of 7% and higher levels of new business. Net written premiums increased 9%.

Growth in net written premiums was impacted by the new catastrophe reinsurance treaty.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with the financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Thursday, January 23, 2020. Investors can access the call via webcast at http://investor.travelers.com or by dialing 1.844.895.1976 within the United States and 1.647.689.5389 outside the United States. Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the Company’s website.

Following the live event, an audio playback of the webcast and the slide presentation will be available on the same website.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has approximately 31,000 employees and generated revenues of approximately $32 billion in 2019. For more information, visit www.travelers.com.

Travelers may use its website and/or social media outlets, such as Facebook and Twitter, as distribution channels of material Company information. Financial and other important information regarding the Company is routinely accessible through and posted on our website at http://investor.travelers.com, our Facebook page at https://www.facebook.com/travelers and our Twitter account (@Travelers) at https://twitter.com/travelers. In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the Email Notifications section at http://investor.travelers.com.

Travelers is organized into the following reportable business segments:

Business Insurance - Business Insurance offers a broad array of property and casualty insurance and insurance-related services to its customers, primarily in the United States, as well as in Canada, the United Kingdom, the Republic of Ireland and throughout other parts of the world as a corporate member of Lloyd’s.

Bond & Specialty Insurance - Bond & Specialty Insurance provides surety, fidelity, management liability, professional liability, and other property and casualty coverages and related risk management services to its customers in the United States and certain specialty insurance products in Canada, the United Kingdom and the Republic of Ireland, as well as Brazil through a joint venture, utilizing various degrees of financially-based underwriting approaches.

Personal Insurance - Personal Insurance writes a broad range of property and casualty insurance covering individuals’ personal risks, primarily in the United States, as well as in Canada. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.

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Forward-Looking Statements

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements include, among other things, the Company’s statements about:

•
the Company’s outlook and its future results of operations and financial condition (including, among other things, anticipated premium volume, premium rates, renewal premium changes, underwriting margins and underlying underwriting margins, net and core income, investment income and performance, loss costs, return on equity, core return on equity and expected current returns, and combined ratios and underlying combined ratios);

•	share repurchase plans;

•	future pension plan contributions;

•	the sufficiency of the Company’s asbestos and other reserves;

•	the impact of emerging claims issues as well as other insurance and non-insurance litigation;

•	the potential benefit associated with the Company's ability to recover on its subrogation claims;

•	the cost and availability of reinsurance coverage;

•	catastrophe losses;

•
the impact of investment (including changes in interest rates), economic (including inflation, changes in tax law, changes in commodity prices and fluctuations in foreign currency exchange rates) and underwriting market conditions;

•	strategic and operational initiatives to improve profitability and competitiveness;

•	the Company’s competitive advantages;

•	new product offerings;

•	the impact of new or potential regulations imposed or to be imposed by the United States or other nations, including tariffs or other barriers to international trade; and

•
the impact of developments in the tort environment, such as increased attorney involvement in insurance claims and legislation allowing victims of sexual abuse to file or proceed with claims that otherwise would have been time-barred.

The Company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

•
high levels of catastrophe losses, including as a result of factors such as changing climate conditions and increased concentrations of insured properties in catastrophe-prone areas, could materially and adversely affect the Company’s results of operations, its financial position and/or liquidity, and could adversely impact the Company’s ratings, the Company’s ability to raise capital and the availability and cost of reinsurance;

•
if actual claims exceed the Company’s claims and claim adjustment expense reserves, or if changes in the estimated level of claims and claim adjustment expense reserves are necessary, including as a result of, among other things, changes in the legal/tort, regulatory and economic environments in which the Company operates, the Company’s financial results could be materially and adversely affected;

•	during or following a period of financial market disruption or an economic downturn, the Company’s business could be materially and adversely affected;

•	the Company’s investment portfolio is subject to credit and interest rate risk, and may suffer reduced or low returns or material realized or unrealized losses;

•
the intense competition that the Company faces, and the impact of innovation, technological change and changing customer preferences on the insurance industry and the markets in which it operates, could harm its ability to maintain or increase its business volumes and its profitability;

•	the Company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation;

•
disruptions to the Company’s relationships with its independent agents and brokers or the Company's inability to manage effectively a changing distribution landscape could adversely affect the Company;

•	the Company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances;

•
the effects of emerging claim and coverage issues on the Company’s business are uncertain, and court decisions or legislative changes that take place after the Company issues its policies can result in an unexpected increase in the number of claims and have a material adverse impact on the Company's results of operations;

•
the Company may not be able to collect all amounts due to it from reinsurers, reinsurance coverage may not be available to the Company in the future at commercially reasonable rates or at all and we are exposed to credit risk related to our structured settlements;

•	the Company is exposed to credit risk in certain of its insurance operations and with respect to certain guarantee or indemnification arrangements that it has with third parties;

•
within the United States, the Company’s businesses are heavily regulated by the states in which it conducts business, including licensing, market conduct and financial supervision, and changes in regulation may reduce the Company’s profitability and limit its growth;

•
a downgrade in the Company’s claims-paying and financial strength ratings could adversely impact the Company’s business volumes, adversely impact the Company’s ability to access the capital markets and increase the Company’s borrowing costs;

•
the inability of the Company’s insurance subsidiaries to pay dividends to the Company’s holding company in sufficient amounts would harm the Company’s ability to meet its obligations, pay future shareholder dividends and/or make future share repurchases;

•	the Company’s efforts to develop new products, expand in targeted markets or improve business processes and workflows may not be successful and may create enhanced risks;

•	the Company may be adversely affected if its pricing and capital models provide materially different indications than actual results;

•
the Company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology, particularly as its business processes become more digital;

•
if the Company experiences difficulties with technology, data and network security (including as a result of cyber attacks), outsourcing relationships or cloud-based technology, the Company’s ability to conduct its business could be negatively impacted;

•
the Company is also subject to a number of additional risks associated with its business outside the United States, such as foreign currency exchange fluctuations (including with respect to the valuation of the Company’s foreign investments and interests in joint ventures) and restrictive regulations as well as the risks and uncertainties associated with the United Kingdom’s withdrawal from the European Union;

•
regulatory changes outside of the United States, including in Canada, the United Kingdom, the Republic of Ireland and the European Union, could adversely impact the Company’s results of operations and limit its growth;

•
loss of or significant restrictions on the use of particular types of underwriting criteria, such as credit scoring, or other data or methodologies, in the pricing and underwriting of the Company’s products could reduce the Company’s future profitability;

•	acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences;

•	the Company could be adversely affected if its controls designed to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;

•	the Company’s businesses may be adversely affected if it is unable to hire and retain qualified employees;

•
intellectual property is important to the Company’s business, and the Company may be unable to protect and enforce its own intellectual property or the Company may be subject to claims for infringing the intellectual property of others;

•	changes in federal regulation could impose significant burdens on the Company, and otherwise adversely impact the Company’s results;

•	changes in U.S. tax laws or in the tax laws of other jurisdictions where the Company operates could adversely impact the Company; and

•
the Company’s share repurchase plans depend on a variety of factors, including the Company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels commensurate with the Company’s desired ratings from independent rating agencies, changes in levels of written premiums, funding of the Company’s qualified pension plan, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions and other factors.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 14, 2019, as updated by our periodic filings with the SEC.

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GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES

The following measures are used by the Company’s management to evaluate financial performance against historical results, to establish performance targets on a consolidated basis, and for other reasons as discussed below. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of these measures to the most comparable GAAP measures also follow.

In the opinion of the Company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, included in shareholders’ equity, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the Company’s management.

RECONCILIATION OF NET INCOME TO CORE INCOME AND CERTAIN OTHER NON-GAAP MEASURES

Core income (loss) is consolidated net income (loss) excluding the after-tax impact of net realized investment gains (losses), discontinued operations, the effect of a change in tax laws and tax rates at enactment, and cumulative effect of changes in accounting principles when applicable. Segment income (loss) is determined in the same manner as core income (loss) on a segment basis. Management uses segment income (loss) to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider core income (loss) when analyzing the results and trends of insurance companies. Core income (loss) per share is core income (loss) on a per common share basis.

Reconciliation of Net Income to Core Income less Preferred Dividends

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, after-tax)	2019	2018	2019	2018
Net income	$873	$621	$2,622	$2,523
Less: Net realized investment gains	(6)	(50)	(85)	(93)
Core income	$867	$571	$2,537	$2,430

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, pre-tax)	2019	2018	2019	2018
Net income	$1,074	$746	$3,138	$2,961
Less: Net realized investment gains	(12)	(60)	(113)	(114)
Core income	$1,062	$686	$3,025	$2,847

	Twelve Months Ended December 31,
($ in millions, after-tax)	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005
Net income	$2,622	$2,523	$2,056	$3,014	$3,439	$3,692	$3,673	$2,473	$1,426	$3,216	$3,622	$2,924	$4,601	$4,208	$1,622
Less: Loss from discontinued operations	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(439)
Income from continuing operations	2,622	2,523	2,056	3,014	3,439	3,692	3,673	2,473	1,426	3,216	3,622	2,924	4,601	4,208	2,061
Adjustments:
Net realized investment (gains) losses	(85)	(93)	(142)	(47)	(2)	(51)	(106)	(32)	(36)	(173)	(22)	271	(101)	(8)	(35)
Impact of TCJA at enactment (1)	—	—	129	—	—	—	—	—	—	—	—	—	—	—	—
Core income	2,537	2,430	2,043	2,967	3,437	3,641	3,567	2,441	1,390	3,043	3,600	3,195	4,500	4,200	2,026
Less: Preferred dividends	—	—	—	—	—	—	—	—	1	3	3	4	4	5	6
Core income, less preferred dividends	$2,537	$2,430	$2,043	$2,967	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
 (1) Tax Cuts and Jobs Act of 2017 (TCJA)

Reconciliation of Net Income per Share to Core Income per Share on a Basic and Diluted Basis

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Basic income per share
Net income	$3.37	$2.33	$10.01	$9.37
Adjustments:
Net realized investment gains, after-tax	(0.02)	(0.18)	(0.32)	(0.35)
Core income	$3.35	$2.15	$9.69	$9.02
Diluted income per share
Net income	$3.35	$2.32	$9.92	$9.28
Adjustments:
Net realized investment gains, after-tax	(0.03)	(0.19)	(0.32)	(0.34)
Core income	$3.32	$2.13	$9.60	$8.94

Reconciliation of Segment Income to Total Core Income

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, after-tax)	2019	2018	2019	2018
Business Insurance	$448	$391	$1,392	$1,638
Bond & Specialty Insurance	167	220	618	793
Personal Insurance	327	32	824	297
Total segment income	942	643	2,834	2,728
Interest Expense and Other	(75)	(72)	(297)	(298)
Total core income	$867	$571	$2,537	$2,430

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO ADJUSTED SHAREHOLDERS’ EQUITY AND CALCULATION OF RETURN ON EQUITY AND CORE RETURN ON EQUITY

Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity, net realized investment gains (losses), net of tax, for the period presented, the effect of a change in tax laws and tax rates at enactment (excluding the portion related to net unrealized investment gains (losses)), preferred stock and discontinued operations.

Reconciliation of Shareholders’ Equity to Adjusted Shareholders’ Equity

	As of December 31,
($ in millions)	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005
Shareholders’ equity	$25,943	$22,894	$23,731	$23,221	$23,598	$24,836	$24,796	$25,405	$24,477	$25,475	$27,415	$25,319	$26,616	$25,135	$22,303
Adjustments:
Net unrealized investment (gains) losses, net of tax, included in shareholders’ equity	(2,246)	113	(1,112)	(730)	(1,289)	(1,966)	(1,322)	(3,103)	(2,871)	(1,859)	(1,856)	146	(620)	(453)	(327)
Net realized investment (gains) losses, net of tax	(85)	(93)	(142)	(47)	(2)	(51)	(106)	(32)	(36)	(173)	(22)	271	(101)	(8)	(35)
Impact of TCJA at enactment	—	—	287	—	—	—	—	—	—	—	—	—	—	—	—
Preferred stock	—	—	—	—	—	—	—	—	—	(68)	(79)	(89)	(112)	(129)	(153)
Loss from discontinued operations	—	—	—	—	—	—	—	—	—	—	—	—	—	—	439
Adjusted shareholders’ equity	$23,612	$22,914	$22,764	$22,444	$22,307	$22,819	$23,368	$22,270	$21,570	$23,375	$25,458	$25,647	$25,783	$24,545	$22,227

Return on equity is the ratio of annualized net income (loss) less preferred dividends to average shareholders’ equity for the periods presented. Core return on equity is the ratio of annualized core income (loss) less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the Company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted average shareholders’ equity is (a) the sum of total adjusted shareholders’ equity at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.

Calculation of Return on Equity and Core Return on Equity

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, after-tax)	2019	2018	2019	2018
Annualized net income	$3,490	$2,483	$2,622	$2,523
Average shareholders’ equity	25,775	22,677	24,922	22,843
Return on equity	13.5%	10.9%	10.5%	11.0%
Annualized core income	$3,468	$2,286	$2,537	$2,430
Adjusted average shareholders’ equity	23,472	22,932	23,335	22,814
Core return on equity	14.8%	10.0%	10.9%	10.7%

Average annual core return on equity over a period is the ratio of:
a) the sum of core income less preferred dividends for the periods presented to b) the sum of: 1) the sum of the adjusted average shareholders’ equity for all full years in the period presented, and 2) for partial years in the period presented, the number of quarters in that partial year divided by four, multiplied by the adjusted average shareholders’ equity of the partial year.

Calculation of Average Annual Core Return on Equity from January 1, 2005 through December 31, 2019

	Twelve Months Ended December 31,
($ in millions)	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005
Core income, less preferred dividends	$2,537	$2,430	$2,043	$2,967	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Adjusted average shareholders’ equity	23,335	22,814	22,743	22,386	22,681	23,447	23,004	22,158	22,806	24,285	25,777	25,668	25,350	23,381	21,118
Core return on equity	10.9%	10.7%	9.0%	13.3%	15.2%	15.5%	15.5%	11.0%	6.1%	12.5%	14.0%	12.4%	17.7%	17.9%	9.6%
Average annual core return on equity for the period Jan. 1, 2005 through December 31, 2019	12.8%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the Company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions. Pre-tax underwriting gain, excluding the impact of catastrophes and net favorable (unfavorable) prior year loss reserve development, is the underwriting gain adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the Company’s management, this measure is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting margin or underlying underwriting gain.

A catastrophe is a severe loss designated a catastrophe by internationally recognized organizations that track and report on insured losses resulting from catastrophic events, such as Property Claim Services (PCS) for events in the United States and Canada. Catastrophes can be caused by various natural events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, wildfires, severe winter weather, floods, tsunamis, volcanic eruptions and other naturally-occurring events, such as solar flares. Catastrophes can also be man-made, such as terrorist attacks and other intentionally destructive acts including those involving nuclear, biological, chemical and radiological events, cyber events, explosions and destruction of infrastructure. Each catastrophe has unique characteristics and catastrophes are not predictable as to timing or amount. Their effects are included in net and core income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.

The Company’s threshold for disclosing catastrophes is primarily determined at the reportable segment level. If a threshold for one segment or a combination thereof is exceeded and the other segments have losses from the same event, losses from the event are identified as catastrophe losses in the segment results and for the consolidated results of the Company. Additionally, an aggregate threshold is applied for international business across all reportable segments. The threshold for 2019 ranges from approximately $19 million to $30 million of losses before reinsurance and taxes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the Company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and core income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Components of Net Income

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, after-tax except as noted)	2019	2018	2019	2018
Pre-tax underwriting gain excluding the impact of catastrophes and net prior year loss reserve development	$538	$578	$1,779	$1,880
Pre-tax impact of catastrophes	(85)	(610)	(886)	(1,716)
Pre-tax impact of net favorable (unfavorable) prior year loss reserve development	60	167	(60)	517
Pre-tax underwriting gain	513	135	833	681
Income tax expense on underwriting results	117	36	179	105
Underwriting gain	396	99	654	576
Net investment income	525	535	2,097	2,102
Other income (expense), including interest expense	(54)	(63)	(214)	(248)
Core income	867	571	2,537	2,430
Net realized investment gains	6	50	85	93
Net income	$873	$621	$2,622	$2,523

COMBINED RATIO AND ADJUSTMENTS FOR UNDERLYING COMBINED RATIO

Combined ratio: For Statutory Accounting Practices (SAP), the combined ratio is the sum of the SAP loss and LAE ratio and the SAP underwriting expense ratio as defined in the statutory financial statements required by insurance regulators. The combined ratio, as used in this earnings release, is the equivalent of, and is calculated in the same manner as, the SAP combined ratio except that the SAP underwriting expense ratio is based on net written premiums and the underwriting expense ratio as used in this earnings release is based on net earned premiums.

For SAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses less certain administrative services fee income to net earned premiums as defined in the statutory financial statements required by insurance regulators. The loss and LAE ratio as used in this earnings release is calculated in the same manner as the SAP ratio.

For SAP, the underwriting expense ratio is the ratio of underwriting expenses incurred (including commissions paid), less certain administrative services fee income and billing and policy fees and other, to net written premiums as defined in the statutory financial statements required by insurance regulators. The underwriting expense ratio as used in this earnings release, is the ratio of underwriting expenses (including the amortization of deferred acquisition costs), less certain administrative services fee income, billing and policy fees and other, to net earned premiums.

The combined ratio, loss and LAE ratio, and underwriting expense ratio are used as indicators of the Company’s underwriting discipline, efficiency in acquiring and servicing its business and overall underwriting profitability. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Underlying combined ratio represents the combined ratio excluding the impact of net prior year reserve development and catastrophes. The underlying combined ratio is an indicator of the Company’s underwriting discipline and underwriting profitability for the current accident year.

Other companies’ method of computing similarly titled measures may not be comparable to the Company’s method of computing these ratios.

Calculation of the Combined Ratio

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, pre-tax)	2019	2018	2019	2018
Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$4,640	$4,778	$19,133	$18,291
Less:
Policyholder dividends	10	15	47	52
Allocated fee income	42	39	174	154
Loss ratio numerator	$4,588	$4,724	$18,912	$18,085
Underwriting expense ratio
Amortization of deferred acquisition costs	$1,181	$1,122	$4,601	$4,381
General and administrative expenses (G&A)	1,085	1,063	4,365	4,297
Less:
Non-insurance G&A	56	45	201	159
Allocated fee income	71	69	285	278
Billing and policy fees and other	27	24	108	93
Expense ratio numerator	$2,112	$2,047	$8,372	$8,148
Earned premium	$7,250	$6,945	$28,272	$27,059
Combined ratio (1)
Loss and loss adjustment expense ratio	63.3%	68.0%	66.9%	66.8%
Underwriting expense ratio	29.1%	29.5%	29.6%	30.1%
Combined ratio	92.4%	97.5%	96.5%	96.9%

(1)  For purposes of computing ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses. In addition, G&A include non-insurance expenses that are excluded from underwriting expenses, and accordingly are excluded in calculating the combined ratio.

RECONCILIATION OF BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY TO CERTAIN NON-GAAP MEASURES

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding net unrealized investment gains and losses, net of tax, included in shareholders’ equity, divided by the number of common shares outstanding. In the opinion of the Company’s management, adjusted book value per share is useful in an analysis of a property casualty company’s book value per share as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the Company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Shareholders’ Equity to Tangible Shareholders’ Equity, Excluding Net Unrealized Investment Gains (Losses), Net of Tax

	As of
($ in millions, except per share amounts)	December 31, 2019	December 31, 2018
Shareholders’ equity	$25,943	$22,894
Less: Net unrealized investment gains (losses), net of tax, included in shareholders’ equity	2,246	(113)
Shareholders’ equity, excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity	23,697	23,007
Less:
Goodwill	3,961	3,937
Other intangible assets	330	345
Impact of deferred tax on other intangible assets	(51)	(44)
Tangible shareholders’ equity	$19,457	$18,769
Common shares outstanding	255.5	263.6
Book value per share	$101.55	$86.84
Adjusted book value per share	92.76	87.27
Tangible book value per share	76.17	71.20

RECONCILIATION OF TOTAL CAPITALIZATION TO TOTAL CAPITALIZATION EXCLUDING NET UNREALIZED INVESTMENT GAINS (LOSSES), NET OF TAX

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain (loss) on investments, net of tax, included in shareholders’ equity, is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses included in shareholders’ equity. In the opinion of the Company’s management, the debt-to-capital ratio is useful in an analysis of the Company’s financial leverage.

	As of
($ in millions)	December 31, 2019	December 31, 2018
Debt	$6,558	$6,564
Shareholders’ equity	25,943	22,894
Total capitalization	32,501	29,458
Less: Net unrealized investment gains (losses), net of tax, included in shareholders’ equity	2,246	(113)
Total capitalization excluding net unrealized gain (loss) on investments, net of tax, included in shareholders’ equity	$30,255	$29,571
Debt-to-capital ratio	20.2%	22.3%
Debt-to-capital ratio excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity	21.7%	22.2%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

For Business Insurance and Bond & Specialty Insurance, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For Personal Insurance, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business is the amount of written premium related to new policyholders and additional products sold to existing policyholders. These are operating statistics, which are in part dependent on the use of estimates and are therefore subject to change. For Business Insurance, retention, renewal premium change and new business exclude National Accounts. For Bond & Specialty Insurance, retention, renewal premium change and new business exclude surety and other products that are generally sold on a non-recurring, project specific basis.

Statutory capital and surplus represents the excess of an insurance company’s admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices.

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service. These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the Company’s most recent annual report on Form 10-K filed with the SEC on February 14, 2019, and subsequent periodic filings with the SEC.

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Contacts

Media:	Institutional Investors:
Patrick Linehan	Abbe Goldstein
917.778.6267	917.778.6825